Exhibit 99.3
                                  ------------



Avalon Digital Marketing Systems Announces Successful Emergence from Chapter 11 Bankruptcy January 11, 2005

SALT LAKE CITY, January 11, 2005 /PRNewswire/ -- Avalon Digital Marketing Systems, Inc. (AVDS.PK) today announced it has emerged from Chapter 11 Bankruptcy, and received a concurrent capital infusion of approximately $1.3 million. The United States Bankruptcy Court for the District of Utah, Central Division, entered an order on November 3, 2004 confirming Avalon's First Amended Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the "Plan"). The Plan became effective on November 18, 2004, with the closing of the financing and related confirmation matters effective December 9, 2004.

"This is an exciting day for the `new' Avalon Digital," said Tyler Thompson, who will serve as CEO for the reorganized company. "We appreciate the loyalty of our customers, the dedication of our employees and the support from our creditors and new investors during this process. We have labored diligently over the past year in our efforts to position Avalon for future success. We are pleased to have been able to continue our business and develop new products and services while operating under Chapter 11, and we look forward to growing the company and creating value for our stakeholders."

About Avalon Digital Marketing Systems, Inc.

Avalon Digital Marketing Systems, headquartered in Provo, Utah, is a leading provider of email marketing management software and strategic digital marketing services. Avalon combines a proprietary technology platform with best-in-class agency services to deliver premier digital marketing results to its clients. The proprietary Point Blank(TM) email marketing software combines campaign, list, and asset management features with robust email delivery, tracking, and reporting to allow companies to design, execute, and analyze email marketing communications. Utilizing a web-based application service provider (ASP) model, Point Blank provides a cost-effective, simple-to-use solution and is easily implemented for large enterprises or large distributed network organizations. Avalon's services include a wide range of digital media creation, brand development, and collateral design, as well as data acquisition and other media services. Avalon has been a pioneer of email marketing technology since 1999. For more information, visit www.avaloninc.com.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. The statements reflect management's current expectations. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks and other factors set forth in Avalon's most recent annual report and other filings with the Securities and Exchange Commission. Avalon assumes no obligation to update the forward-looking information contained in this press release.


Contact Information:
Avalon Digital Marketing Systems, Inc.
Matt Greene Tel: 801-225-7073
mgreene@avaloninc.com